UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 21, 2006
(Date of earliest event reported)

KNAPE & VOGT MANUFACTURING COMPANY
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-01859 (Commission File Number)	38-0722920 (IRS Employer Identification no.)

2700 Oak Industrial Drive, N.E. Grand Rapids, MI (Address of principal executive office)	49505 (Zip Code)

Registrant’s telephone number, including area code: (616) 459-3311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]     Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.-14d-2(b)).
[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01     Entry into a Material Definitive Agreement

On April 21, 2006, Knape & Vogt Manufacturing Company ("Knape & Vogt") entered into a Consulting Agreement with William R. Dutmers, Chairman of the Board and Chief Executive Officer of Knape & Vogt, to be effective as of the later of the closing date of the merger by Slideco, Inc., a subsidiary of Wind Point Partners VI, L.P., with and into Knape & Vogt (the "Merger"), and July 2, 2006 (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, Mr. Dutmers agrees to provide certain consulting services to Knape & Vogt for a period of four years and further agrees to a non-competition covenant for four years. As payment for the consulting services and non-competition covenant, Mr. Dutmers will be paid $247,955.75 per year during the term of the Consulting Agreement and will be entitled to receive certain benefits from Knape & Vogt.

Mr. Dutmers has an existing Employment Agreement and an existing Management Continuity Agreement with Knape & Vogt, each of which provides for continuing compensation after his termination of employment or after a change of control in Knape & Vogt. Interaction of the two of those agreements, combined with a limitation on the amount which may be paid under either or both agreements, results in Mr. Dutmers' receiving payments substantially less than the aggregate payments otherwise due under both agreements. In full satisfaction of the Company's obligations under both of these agreements, the Consulting Agreement also provides that Mr. Dutmers will be paid a lump sum amount of $883,473.00 immediately after closing of the Merger. The total of that amount and the other amounts to be paid to Mr. Dutmers under the Consulting Agreement is approximately equal to the total payments he would have received under both existing agreements if there were no limitations of payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 25, 2006 Date: April 25, 2006	KNAPE & VOGT MANUFACTURING COMPANY
(Registrant)

   /s/ William R. Dutmers
——————————————
William R. Dutmers
Chairman of the Board and Chief Executive Officer

   /s/ Leslie J. Cummings
——————————————
Leslie J. Cummings
Vice President of Finance and Treasurer